Exhibit 99

CyberOptics Reports Higher Second Quarter Sales and Earnings

Continued Growth Expected in Third Quarter
Due to Expansion into Semiconductor Memory Market

Minneapolis, MN—July 27, 2004—CyberOptics Corporation (Nasdaq: CYBE) today reported consolidated revenues of $14,734,000 for the second quarter of 2004 ended June 30, an increase of 96% from $7,508,000 in the year-earlier period and also up 16% from $12,690,000 in this year’s first quarter. Net income for the current quarter came to $3,522,000 or $0.39 per diluted share, up from earnings of $2,686,000 or $0.31 in this year’s first quarter and the net loss of $1,258,000 or $0.15 per diluted share in the second quarter of 2003.

For the first six months of 2004, consolidated revenues came to $27,424,000, up 97% from $13,933,000 in the same period of 2003. First half net income totaled $6,208,000 or $0.70 per diluted share, compared to the net loss of $2,740,000 or $0.34 per share in the year-earlier period.

Kathleen P. Iverson, president and chief executive officer, commented: “Demand for our new-generation electronic assembly sensors and inspection systems remained strong in this year’s second quarter, which drove our sales and earnings above planned levels. Our Japanese and European OEM customers for electronic assembly sensors have maintained order rates at high levels, while shipments of inspection systems, primarily to Asian outsourcing manufacturers, have continued to grow. The streamlined cost structure that we established over the past few years is enabling us to optimize our strong top line performance.”

Iverson continued: “Earnings for the third quarter of 2004 ending September 30 are forecasted in the range of $0.39 to $0.44 per diluted share on revenues of $15.5 to $16.5 million. In addition to the positive outlook for our business in the SMT electronics market, CyberOptics’ third quarter operating results will benefit from the expansion of our inspection system technology into the semiconductor memory market. During the third quarter, we expect to recognize revenues of approximately $1.8 million related to shipments in prior quarters of SE 300 solder paste inspection systems to a manufacturer of memory modules. Revenue recognition on these shipments is subject to customer acceptance. In addition, during this year’s second half, we expect to recognize revenues related to a significant order for KS automated optical inspection systems from another memory module manufacturer. We believe the semiconductor memory inspection market, which is one of today’s fastest growing semiconductor applications, represents a long-term opportunity that has the potential to significantly expand the market for our inspection systems.”

Steven K. Case, Ph.D., chairman and founder, commented: “Based on the current extent of order visibility, we cannot discern any evidence of a slowdown in our markets at this time. Order rates remain strong, and we are pursuing a significant number of opportunities with new customers. In addition, the process of integrating our Embedded Process Verification (EPV™) inspection technology into the new-generation robotic assembly platform of Universal Instruments Corporation is proceeding on schedule. Universal continues to expect to introduce its EPV-equipped component placement machines in late 2004.”

Financial Review

•	Results for the first quarters of 2004 and 2003 reflect the absence of any income tax provision on U.S.-based operations (either a benefit on losses or tax expense on earnings). CyberOptics will not record an income tax provision on its U.S.-based operating results until the valuation allowance on deferred taxes is eliminated, which will be based on the level of future earnings and the ability to remain consistently profitable. CyberOptics believes it could begin recording an income tax provision in late 2004 or early 2005.

•	Sales of SMT component placement sensors to OEMs of robotic pick-and-place equipment rose 143% in the second quarter of 2004 from the year-earlier level and by 20% from this year’s first quarter. This growth reflects robust market conditions and acceptance of the new multi-sensor robotic assembly platforms of our Japanese and European OEM customers.

•	Sales of SMT inspection systems grew 65% in the second quarter on a year-over-year basis and by 18% from the first quarter level. A substantial portion of the SE 300 systems shipped in second quarter was installed at many of the largest manufacturing outsourcing companies in Asia, particularly in China. Sales of KS automated inspection systems continued at planned levels during the second quarter.

•	Sales of semiconductor products, including wafer-mapping sensors for OEMs of wafer-handling equipment and frame grabber products, rose 34% in the second quarter from the year-earlier level and were flat compared to this year’s first quarter.

•	R&D and SG&A expenses increased 9% in the second quarter of 2004 from the year-earlier level and by 13% from this years first quarter. This increase resulted from higher R&D spending on a greater number of new projects and the decision to accelerate completion of R&D initiatives already in the development stage. This increase also reflected growth of such variable costs as sales commissions and company-wide incentive programs associated with higher revenue levels. Reflecting CyberOptics’ ongoing commitment to aggressive management of fixed costs, growing customer demand is continuing to be met through greater use of temporary employees and subcontractors.

•	CyberOptics ended the second quarter of 2004 with cash and investments of $33,305,000, up from $27,651,000 at the end of the first quarter and $24,822,000 at year-end 2003. Approximately $3.3 million of this increase was derived from the exercise of stock options activity, with the remainder generated by operating activities.

About CyberOptics
Founded in 1984, CyberOptics is a recognized leader in process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. During the 20 years since its founding, CyberOptics has sold more than 100,000 sensor products, over 2,000 SMT inspection systems and approximately 70,000 frame grabbers. Headquartered in Minneapolis, Minnesota, CyberOptics also has operations in Portland, Oregon, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the level of orders from our OEM customers; the timing and commercial success of new product introductions, including the new EPV initiative; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission

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For additional information, contact:
Scott Larson, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
800/522-1744

Second Quarter Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 pm Eastern today. Investors can listen to this conference call at www.cyberoptics.com (Investor Information). Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through August 3, 2004 by dialing 303-590-3000 and providing the 11003751 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenue	$14,734	$7,508	$27,424	$13,933
Cost of revenue	5,786	3,681	11,066	7,206

Gross margin	8,948	3,827	16,358	6,727
Research and development expenses	1,939	1,860	3,701	3,600
Selling, general and administrative expenses	3,235	2,886	6,070	5,668
Restructuring and severance costs	38	--	38	170
Gain from technology transfer and license	--	--	--	(645)
Amortization of intangibles	227	281	457	561

Income (loss) from operations	3,509	(1,200)	6,092	(2,627)
Interest income and other	38	71	166	76

Income (loss) before income taxes	3,547	(1,129)	6,258	(2,551)
Provision for income taxes	25	129	50	189

Net income (loss)	$3,522	($ 1,258)	$6,208	($ 2,740)

Net income (loss) per share – Basic	$0.41	($ 0.15)	$0.73	($ 0.34)
Net income (loss) per share – Diluted	$0.39	($ 0.15)	$0.70	($ 0.34)

Weighted average shares outstanding – Basic	8,547	8,180	8,447	8,185
Weighted average shares outstanding – Diluted	9,063	8,180	8,924	8,185

Condensed Consolidated Balance Sheets

	June 30, 2004 (Unaudited)	Dec. 31, 2003

Assets
Cash and cash equivalents	$18,160	$11,354
Marketable securities	8,173	9,066
Accounts receivable, net	10,163	7,773
Inventories	5,924	4,522
Other current assets	387	422

Total current assets	42,807	33,137
Marketable securities	6,972	4,402
Intangible and other assets, net	8,573	9,054
Fixed assets, net	1,031	1,333

Total assets	$59,383	$47,926

Liabilities and Stockholders’ Equity
Accounts payable	$2,507	$3,101
Advance Customer Payments	1,070	—
Accrued expenses	3,800	3,073

Total current liabilities	7,377	6,174

Total stockholders’ equity	52,006	41,752

Total liabilities and stockholders’ equity	$59,383	$47,926

Backlog Schedule:

3rd Quarter 2004	$6,809
4th Quarter 2004 and thereafter	1,323

Total backlog	$8,132